EXHIBIT 10.1

July 1, 2003

Mr. Richard Walker

4501 Preserve Parkway South

Greenwood Village, CO 80121

Dear Mr. Walker:

Autobytel Inc. (the “Company”) and Richard Walker, Executive Vice President, Corporate Development and Strategy (“Executive”) hereby agree as follows:

In the event of termination of the Executive by the Company without Cause (as defined in Schedule I attached hereto) or by the Executive for Good Reason (as defined in Schedule I attached hereto), the Executive shall be entitled to a severance payment equal to one year’s base salary at the highest rate paid to Executive while employed by the Company and Benefits (as defined in Schedule I hereto) for twelve months following termination.

Upon a Change of Control (as defined in Schedule I hereto), the employment of Executive, to the extent Executive is employed by the Company on the date of such Change of Control, shall extend for two years from such date.

In the event the employment of Executive is terminated during the six (6) month period immediately prior to, or the first twelve (12) months following a Change of Control either: (i) by Executive for Good Reason; or (ii) by the Company other than for Cause, Disability (as defined in Schedule I hereto) or death (it being understood that termination upon death or Disability shall not require any payments to Executive under this letter agreement), then the payments in the second paragraph hereof shall not apply and the Company shall, within thirty (30) days of notice of termination to Executive, pay to Executive in a single lump-sum payment the base salary that would have been received by Executive if he had remained employed by the Company for two (2) years (calculated at the highest base salary rate during his employment with the Company), and shall continue to pay Benefits for twelve months.

The terms and conditions of the stock option agreements, dated January 21, 2003 and June 25, 2003, between the Company and Executive shall incorporate the terms and conditions set forth on Schedule I hereto, which Schedule I terms and conditions shall govern such stock options, including to the extent of any conflict with the terms and conditions of such stock option agreements, provided that notwithstanding the foregoing, Section (d) of Schedule I shall not apply to the stock option agreement, dated January 21, 2003.

The provisions of this letter are severable which means that if any part of this letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between Executive and the Company, whether written or oral, relating to the subject matter hereof, including, without limitation, the severance provisions of that certain letter agreement, dated January 21, 2003 between Executive and the Company.

No modification, waiver, amendment, discharge or change of this letter, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought.

Any controversy or claim arising out of, or related to, this letter, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the rules then in effect of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this letter, or the breach thereof, provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this letter or any provision hereof to be performed by the Company if the Executive prevails in the contest in whole or in part.

This	letter shall be construed and enforced in accordance with the laws of the State of California.

Please execute a copy of this letter confirming your acceptance of and agreement with the foregoing.

Sincerely,

/s/ Jeffrey A. Schwartz
Jeffrey A. Schwartz President and CEO

AGREED AND ACCEPTED: this 1st day of July, 2003.

/s/ Richard Walker Richard Walker

Schedule I

(a) Termination for Cause. As of the date of the Executive’s termination for Cause (as defined below), any unvested or unexercised portion of any Option shall terminate immediately and shall be of no further force or effect. As used herein, the term “for Cause” shall refer to the termination of the Executive’s employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Executive for any crime or felony; (ii) any gross willful misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the gross dishonesty of the Executive which has a materially injurious effect on the business or reputation of the Company; or (iv) failure to consistently discharge his duties to the Company under any agreement between Executive and the Company which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure. For purposes hereof, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than item (i) above) within fifteen (15) days of the Executive’s receipt of notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts or omissions constituting “Cause”.

(b) Termination Without Cause or for Good Reason. As of the date of the Executive’s termination by the Company without Cause or by the Executive for Good Reason (as defined below), any unvested portion of any Option shall become immediately and fully vested and all Options, including any previously vested but unexercised portions of any Options, shall be exercisable from such termination of employment until the date that is two (2) years following the termination date. The term “termination without Cause” shall mean the termination of the Executive’s employment for any reason other than those expressly set forth in the definition “for Cause” above, or no reason at all, and shall also mean the Executive’s decision to terminate his employment with the Company by reason of any act, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive’s position as, Executive Vice President, Corporate Development and Strategy of the Company; (B) deprives the Executive of his titles and positions of Executive Vice President, Corporate Development and Strategy of the Company, other than in the case of promotions; or (C) involves or results in any failure by the Company to comply with any provision of the employment agreement between Executive and the Company or any Option, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a “Good Reason”).

(c) Termination due to Death or Disability. As of the date of the Executive’s termination due to death or Disability (as defined below), any unvested portion of any Option shall become immediately and fully vested and all Options, including any previously vested but unexercised portion of any Options, shall be exercisable from the date of such termination of employment until two (2) years following the termination date. If the Company determines in good faith that the Disability of the Executive has occurred, it shall give written notice to the

Executive of its intention to terminate his employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes hereof, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

(d) Termination Without Good Reason. As of the date of any voluntary termination of employment with the Company by the Executive other than due to death or Disability, and other than for Good Reason, any unvested portion of any Option shall terminate immediately and shall be of no further force or effect. Any previously vested but unexercised portion of any Option shall remain exercisable from the date of such termination of employment until the second anniversary of the termination date.

(e) Termination Prior to or Following a Change of Control. In the event of a Change of Control (as defined below) while the Executive is employed by the Company, or the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months prior to a Change of Control, any unvested installment of any Option shall immediately vest and become exercisable from the date of such Change of Control, or if earlier the date of termination, until the date that is two (2) years following: (i) the Change of Control date, or (ii) if earlier the date of termination. For purposes hereof, “Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any initial or secondary public offering) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any person (a “Person”) or group of persons acting together (a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger or consolidation, but not including any initial or secondary public offering) the result of which is that any Person or Group (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), becomes the beneficial owners of more than 40 percent of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or (iv) the first day on which a majority of the members of the Board are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election.

(f) Option Term. Notwithstanding the foregoing, in no event shall an Option be exercisable beyond the tenth anniversary of the grant date thereof.

“Benefits” shall mean participation, including eligible dependents, in any Company medical, dental or other health plans.